Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Michael Dunne Public Information Officer 541-338-1428 Michael.dunne@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Declares Regular Dividend

EUGENE, Ore., October 13, 2017 – Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, today announced that its board of directors approved a regular cash dividend of $0.11 per share. The dividend is payable October, 30, 2017 to shareholders of record as of October 23, 2017.

“Pacific Continental posted positive results this quarter and we are pleased to deliver this dividend to our shareholders,” said Roger Busse, president and chief executive officer.

Dividend Schedule

Pacific Continental’s board will continue to review dividend considerations so that cash dividends, when and if declared, will typically be paid in February, May, August and November of each year. When and if declared, cash dividend payments will be announced simultaneously with the quarterly earnings release. Pacific Continental’s board of directors takes a broad perspective in its dividend deliberations including a review of recent operating performance, current and projected capital levels, current and projected earnings, risk profile, including loan concentrations as a percentage of capital, planned market expansion, liquidity available at the Corporation, and other metrics, including dividend payout ratios and dividend yield before establishing an annual dividend expectation and before declaring a quarterly dividend.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through 15 banking offices in Oregon and Washington. The Bank also operates loan production offices in Tacoma, Washington and Denver, Colorado. Pacific Continental, with $2.6 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including the Seattle Times, the Portland Business Journal, Seattle Business magazine and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

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